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                                                                      EXHIBIT 99


                              [LIBBEY LETTERHEAD]


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N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
---------------                     ---------------------------------
KENNETH WILKES    KENNETH BOERGER   SUZY LYNDE
VP/CFO            VP/TREASURER      ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279    (312) 640-6772

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 22, 2002

            LIBBEY INC. UPDATES EARNINGS EXPECTATIONS FOR THE FOURTH
                          QUARTER: CITES SOFT ECONOMY


TOLEDO, OHIO, JANUARY 22, 2002--LIBBEY INC. (NYSE: LBY) announced today that it expects diluted earnings per share for the fourth quarter ended December 31, 2001, to be between 44 and 47 cents. Sales are expected to be approximately $112 million compared to $123.7 million in the prior year quarter. For the full year, diluted earnings per share are expected to be in the range of $2.52 to $2.55 and sales are expected to approach $420 million. The company expects to announce earnings for the fourth quarter of 2001 and expectations for 2002 on or about February 6, 2002.

As a result of the soft economy, the company reduced production in the fourth quarter and plans further reductions early in 2002. This curtailment impacts the company's profitability but improves working capital management and cash flow, while positioning the company to operate at higher levels of capacity if sales improve later in 2002. The company also cited a sales shortfall with foodservice and industrial customers, principally as a result of sluggish economic conditions and the continued negative impact on the foodservice business related to the events of September 11, 2001. However, retail sales are expected to show solid growth in the quarter and for the year.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects, " believes," "will," "estimates," "anticipates," or similar phrases.

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Libbey, Inc.
Add 2


Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per-unit increases in the costs for natural gas, electricity, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States; major slowdowns in the retail, travel or entertainment industries in the United States, Canada and Mexico; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

In addition, there are factors that could cause the expected results of the acquisition of Anchor Hocking to differ materially from those anticipated by these statements. These include the successful and timely outcome of regulatory reviews and pending litigation with the Federal Trade Commission, satisfactory operation of the Anchor Hocking business prior to closing and the successful transition of the Anchor Hocking business, including achieving cost savings initiatives.

Libbey Inc.:
- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 80 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States.



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